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                                EXHIBIT 3.(i)(A)


The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108


ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

ARTICLE I
The exact name of the corporation is:
Warren Bancorp-Massachusetts, Inc.

ARTICLE II
The purpose of the corporation is to engage in the following business activities:

         To serve as a holding company for one or more subsidiaries engaged in providing banking and other financial or related services and to engage generally in any business that may lawfully be carried on by a corporation formed under Chapter 156B of the General Laws of Massachusetts.


ARTICLE III
The types and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

         WITHOUT PAR VALUE               WITH PAR VALUE
--------------------------    --------------------------------------
TYPE     NUMBER OF SHARES     TYPE      NUMBER OF SHARES   PAR VALUE

Common:     NONE              Common:    190,000            $.10

Preferred:  NONE              Preferred:  10,000            $.10

ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

SEE ADDENDUM A ON THE ATTACHED CONTINUATION PAGES.

ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

NONE.

ARTICLE VI
*Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or


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for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

SEE ADDENDUM B ON THE ATTACHED CONTINUATION PAGES.


Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLE VII
The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE VIII
The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The post office address of the corporation in Massachusetts is:
10 Main Street
Peabody, MA 01960

b. The name, residence and post office address (if different) of the directors and officers of the corporation is as follows:

NAME       RESIDENCE POST             OFFICE ADDRESS

See Addendum C on the attached continuation pages.

President:
Treasurer:
Clerk:
Directors:

c. The fiscal year of the corporation shall end on the last day of the month of:
December

d. The name and business address of the resident agent, if any, of the corporation is: None.

ARTICLE IX
By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 11 day of April 1995.

Warren Bancorp, Inc., a Delaware Corporation

By: /s/ Paul  M. Peduto, Treasurer    P.O. Box 6159, Peabody MA  01961-6159


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THE COMMONWEALTH OF MASSACHUSETTS
ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200.00 having been paid, said articles are deemed to have been filed with me this 13th day of April, 1995.

Effective date: ____________

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.

TO BE FILLED IN BY CORPORATION Photocopy of document to be sent to:

John O. Newell, Esq.
Goodwin, Procter & Hoar
Telephone:  (617) 570-1475



ADDENDA TO THE
ARTICLES OF ORGANIZATION OF
WARREN BANCORP-MASSACHUSETTS, INC.


Addendum A
ARTICLE IV

CAPITAL STOCK

         The authorized capital stock of Warren Bancorp-Massachusetts, Inc. (the "Corporation") shall consist of (i) common stock, $.10 par value per share (the "Common Stock"), and (ii) preferred stock, $.10 par value per share (the "Preferred Stock").

         A. Common Stock

                  1. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to the voting rights, if any, of any holders of Preferred Stock.

                  2. Subject to the rights of the Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the net assets of the Corporation shall be


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distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                  3. Subject to the rights, if any, of any holders of Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation (the "Board of Directors") out of funds legally available therefor.

         B. Preferred Stock

         Subject to any limitations prescribed by law or these Articles, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series of stock, and by filing a certificate pursuant to applicable law of the Commonwealth of Massachusetts, to establish or change from time to time the number of shares to be included in each series, and to fix the designation, voting powers, preferences, qualifications, privileges and rights of the shares of each series and any qualifications, limitations and restrictions thereof. The Board of Directors or any authorized committee thereof shall have the right to determine or fix by vote or votes providing for the issuance of the shares thereof one or more of the following with respect to each series of such Preferred Stock:

                  1. The distinctive serial designation and the number of shares constituting such series;

                  2. The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                  3. The voting powers, full or limited, if any, of the shares of such series;

                  4. Whether the shares of such series shall be redeemable (at the option of the holder or of the Corporation or otherwise) and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  5. The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  6. Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                  7. Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Corporation or the securities of any other entity or any other assets and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;


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                  8. The price or other consideration for which the shares of such series shall be issued;

                  9. Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                 10. Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

         Subject to the authority of the Board of Directors or any authorized committee thereof as set forth in Paragraph 9 above, any shares of Preferred Stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued Preferred Stock under this Section B.

         Except as specifically provided in these Articles, the holders of Preferred Stock or Common Stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of Preferred Stock authorized by and complying with the conditions of these Articles, and subject to the authority of the Board of Directors or any authorized committee thereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.


Addendum B
---------------
ARTICLE VI (A)

CLASSIFICATION OF DIRECTORS

         The Directors, other than those who may be elected by the holders of any series of preferred stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. One class of Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. At each succeeding annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.


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ARTICLE VI (B)

LIMITATION OF LIABILITY OF DIRECTORS

         A. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, or (iv) with respect to any transaction from which the Director derived an improper personal benefit.

         B. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a Director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts Business Corporation Law is hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.


ARTICLE VI (C)

TRANSACTIONS WITH INTERESTED PERSONS

         A. Unless entered into in bad faith, no contract or transaction by the Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

         B. For the purposes of this Article, "Interested Person" means any person or organization in any way interested in the Corporation whether as an officer, Director, stockholder, employee or otherwise, and any other entity in which any such person or organization or the Corporation is in any way interested.

         C. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to the Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

         D. The provisions of this Article shall be operative notwithstanding the fact that the presence of one or more Interested Persons was necessary to constitute a quorum at a meeting of Directors or stockholders of the Corporation at which such contract or transaction was authorized or that the vote of one or more Interested Persons was necessary for the authorization of such contract or transaction.


ARTICLE VI (D)

STOCKHOLDERS' MEETINGS


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         A. Action by Written Consent

         Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, provided that all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting of stockholders.

         B. Location of Meetings

         Meetings of stockholders of the Corporation may be held anywhere within the United States.


ARTICLE VI (E)

ACTING AS A PARTNER

         The Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

ARTICLE VI (F)

EXAMINATION OF BOOKS

         Except as otherwise provided by law, no stockholder shall have any right to examine any property or any books, accounts or other writings of the Corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the Corporation, and a vote of the Directors refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of the Corporation shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination which is permitted shall be subject to such reasonable requirements as the Corporation may establish in regard thereto.

ARTICLE VI (G)

AMENDMENT OF BY-LAWS

         A. Amendment by Directors

         Except as otherwise required by law, the By-laws of the Corporation may be amended or repealed by the affirmative vote of a majority of the Directors then in office. Not later than the time of giving notice of the annual meeting of stockholders next following the amending or repealing by the Directors of any By-law, notice thereof stating the substance of such change shall be given to all stockholders entitled to vote on amending the By-laws.


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         B. Amendment by Stockholders

         The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least eighty percent (80%) of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.


ARTICLE VI (H)
STOCKHOLDER VOTE REQUIRED FOR AMENDMENT OF
ARTICLES OF ORGANIZATION

         These Articles may be amended at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment at such meeting of stockholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment by holders of voting stock, voting together as a single class.


ARTICLE VI (I)

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         Any (i) sale, lease or exchange of all or substantially all of the property or assets, including goodwill, of the Corporation or (ii) merger or consolidation of the Corporation with or into any another corporation, shall be approved by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such sale, lease or exchange, or merger or consolidation, by holders of voting stock, voting together as a single class, at any annual meeting of stockholders or special meeting of stockholders called for such purpose; provided, however, that if the Board of Directors recommends that stockholders approve such sale, lease or exchange, or merger or consolidation, at such meeting of stockholders, such sale, lease or exchange, or merger or consolidation, shall be approved by the affirmative vote of a majority of the total votes eligible to be cast on such transaction by holders of voting stock, voting together as a single class.



Addendum C
                                                          Post Office
Name                      Residence                         Address

President:


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George W. Phillips        127 Wingaersheek Road         c/o Warren Bancorp, Inc.
                          P.O. Box 1606                 10 Main Street
                          Gloucester, MA  01931         Peabody, MA 01960

Treasurer:
Paul M. Peduto            41 Lincoln                    (Same)
                          Stoneham, MA  02180

Clerk:
Susan G. Ouellette        37 Putnam Lane                (Same)
                          Danvers, MA  01923

Directors:
Class I (terms to expire in 1996)

Paul J. Curtin            293 Salem Street              (Same)
                          Wilmington, MA  01887

Stephen R. Howe           8 Dunstan Road                (Same)
                          Lynnfield, MA  01940

Arthur E. McCarthy        25 Mandalay Drive             (Same)
                          Peabody, MA  01960

John D. Smidt             21 Skinners Path              (Same)
                          Marblehead, MA  01945

Class II (terms to expire in 1997)

Stephen J. Connolly, IV   Sargent Road                  (Same)
                          Marblehead, MA  01945

Robert R. Fanning, Jr.    54 High Ridge Road            (Same)
                          Boxford, MA  01921

John C. Jeffers           19 Orchard Street             (Same)
                          Peabody, MA  01960

Paul M. Peduto            41 Lincoln Street             (Same)
                          Stoneham, MA  02180

Class III (terms to expire in 1998)

Francis L. Conway         7 Peterson Road               (Same)
                          Peabody, MA  01960

Arthur E. Holden, Jr.     19 Tara Road                  (Same)
                          Peabody, MA  01960

Stephen G. Kasnet         University Lane               (Same)
                          Manchester-by-the-Sea, MA 01944

Linda Lerner              1 Salem Street, #11           (Same)
                          Swampscott, MA  01907

Arthur J. Pappathanasi    37 Phillips Beach Avenue      (Same)
                          Swampscott, MA  01907


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George W. Phillips        127 Wingaersheek Road         (Same)
                          P. O. Box 1606
                          Gloucester, MA  01931

John H. Womack            199 Ipswich Road              (Same)
                          Boxford, MA  01921


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